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                                                                    Exhibit 10.5
                                 March ___, 2002

Peter J. Simone
61 Lehigh Road
Wellesley, MA 02482

            Re:   Employment Agreement

Dear Pete:

      Upon execution by you, this letter will constitute your employment agreement ("Agreement") with Speedfam-IPEC, Inc., (the "Company").

1. Term. This Agreement will become effective __________________, 2002 and will terminate on _____________, 2003, [unless mutually extended by the parties in writing].

2. Positions with the Company. During the term of this Agreement, you will serve as Chairman of the Board of the Company. You will faithfully and diligently perform all duties commensurate with these positions, including those duties directed by the Board of Directors of the Company (the "Board"), as well as those set forth in the Bylaws of the Company that relate to such position. Upon any termination of your employment, you will be deemed to resign as a director and Chairman of the Board, unless the Board determines otherwise at such time.

3. Compensation. You will receive the following compensation for your services during your term of employment:

      (a) You will receive $125,000 per year (pro rated as appropriate). Your salary will be paid in equal installments in accordance with the Company's salary payment policies as in effect from time to time; and

      (b) You will receive such other compensation as may from time to time be granted to you by the Board at its sole discretion, including options or bonuses as may be approved by the Board or the Compensation Committee thereof.

4. Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company's business, including travel to and from your home on Company business, all in accordance with the Company's policies and procedures of general application.

5.    Termination by Voluntary Resignation, Death, Disability or Cause.

      (a) In the event that you voluntarily resign from the Company, you die or you become disabled (as reasonably determined by the Board), or in the event you are terminated for Cause, you will be entitled to receive that compensation due you through the date of your resignation, together with any COBRA (at your cost) or other benefits required by law.
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      (b)   "Cause" shall mean, in the reasonable judgment of the Board:

            a. you materially breach this Agreement or any other agreement with the Company;

            b. you fail to follow any reasonable and lawful direction of the Board of Directions of the Company or materially violate any reasonable rule or regulation established by the Company from time to time regarding conduct of its business;

            c. you engage in any act of dishonesty with respect to the Company;

            d. you engage in criminal conduct (whether related to or not related to your employment); or

            e.    you fail to perform your duties satisfactorily.

6. Termination by the Company Without Cause. Subject to Paragraph 7 below, in the event that you are terminated by the Company without Cause, you will receive your then current salary for the unexpired term.

7. Termination in Connection with a Change in Control. In the event of a Change of Control (as defined in the Company's 2001 Nonstatutory Stock Option Plan), you will be entitled to receive the following:

      (a) Immediately prior to the effective date of a Change of Control, all stock options granted to you and not otherwise vested shall vest and become exercisable by you for a minimum of 90 days (or, if longer, the term thereof) so that you may participate in the Change of Control transaction to the fullest extent feasible, provided, however, that if the acceleration of your options would cause a charge to the Company's earnings, then at the Company's option it may offer you a consulting position during which your options would continue to vest;

      (b) You will be entitled to a lump sum payment equal to your last year's salary; and

      (c) [Upon any termination of your employment after a Change of Control, for a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you.]

8.    Covenant Not to Compete.

      (a) For a period of one year from any termination of your employment hereunder, (or, if later, upon conclusion of your service as a consultant), you shall not, directly or indirectly, for your own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of your name by, any business enterprise that is in

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      direct competition with the Company or any subsidiary within the United
      States of America or any other country that the Company conducts business at the time of your termination.

      (b) In addition to the foregoing, at all times during the period of your employment and for one year after any termination thereof (or, if later, upon conclusion of your services as a consultant), you will not, directly or indirectly (as described above), for your benefit or for, with or through any business, hire, employ, solicit, or otherwise encourage or entice any of the Company's (or subsidiary's) employees or consultants to leave or terminate their employment with the Company.

      (c) You and the Company consider the restrictions contained in Paragraphs 8(a) and 8(b) above to be reasonable for the purpose of preserving the Company's proprietary rights and interests. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against you, you and the Company hereby authorize such court to amend this Agreement so as to produce the broadest, legally enforceable agreement, and for this purpose the restrictions on time period, geographical area and scope of activities set forth in Paragraphs 8(a) and 8(b) above are divisible; if the court refuses to do so, you and the Company hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder to the maximum extent legal.

      (d) You acknowledge and agree that the Company's remedies at law for breach or threatened breach of any of the provisions of this Paragraph 8 would be inadequate. Therefore, you agree that in the event of a breach or threatened breach by you of the provisions in this Paragraph 8, the Company shall be entitled to, in addition to its remedies at law and without posting any bond, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available.

9. Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and shall not be assignable by either you or the Company except as provided in this subparagraph, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder and in such a case you shall continue to honor this Agreement with such business substituted for the Company as the employer.

10. Notices. Any notice, election or communication to be given under this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

      If to the Company:      Speedfam-IPEC, Inc.
                              305 North 54th Street
                              Chandler, AZ 85226-2416
                              Attn:  Chief Executive Officer

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      If to you:     Peter J. Simone
                     61 Lehigh Road
                     Wellesley, MA 02482






      or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

11. Entire Agreement. Except for any [confidentiality agreement] or option grants to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

12. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon you, your heirs and legal representatives.

13. Arbitration. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete provisions herein and any obligations of confidentiality.

14. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

15. Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Agreement following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for

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      (i) the continuing obligations provided herein, and (ii) for any continuing obligations of indemnification due you as an officer or director (or a former officer or director).

                                    Very truly yours,



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                                    Richard J. Faubert
                                    Chief Executive Officer

ACCEPTED:

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Peter J. Simone

Date:

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